As filed with the Securities and Exchange Commission on July 12, 2011

Registration No. 333-42904

Registration No. 333-112365

Registration No. 333-72444

Registration No. 333-121539

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-42904

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-112365

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-72444

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-121539

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

California Pizza Kitchen, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4040623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6035 West Century Boulevard, 11th Floor

Los Angeles, California 90045-6438

(310) 342-5000

(Address, Including Zip Code, of Principal Executive Offices)

CALIFORNIA PIZZA KITCHEN, INC. EMPLOYEE STOCK PURCHASE PLAN

CALIFORNIA PIZZA KITCHEN, INC. 1998 STOCK-BASED INCENTIVE COMPENSATION PLAN

CALIFORNIA PIZZA KITCHEN, INC. 2004 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Titles of Plans)

Richard L. Rosenfield Co-Chief Executive Officer and Co-President California Pizza Kitchen, Inc. 6053 West Century Boulevard, 11th Floor Los Angeles, California 90045-6438 (310) 342-5000	Larry S. Flax Co-Chief Executive Officer and Co-President California Pizza Kitchen, Inc. 6053 West Century Boulevard, 11th Floor Los Angeles, California 90045-6438 (310) 342-5000

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No. 333-42904 (as previously amended by Post-Effective Amendment No. 1) registering 375,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of California Pizza Kitchen, Inc. (the “Company”) reserved for issuance under the California Pizza Kitchen, Inc. Employee Stock Purchase Plan (the “ESPP”) and 1,762,012 shares of Common Stock reserved for issuance under the California Pizza Kitchen, Inc. 1998 Stock-Based Incentive Compensation Plan (the “1998 Plan”);

•

Registration Statement No. 333-112365 (as previously amended by Post-Effective Amendment No. 1) registering 375,000 shares of Common Stock reserved for issuance under the ESPP and 500,000 shares reserved for issuance under the 1998 Plan;

•	Registration Statement No. 333-72444 (as previously amended by Post-Effective Amendment No. 1) registering 1,000,000 shares of Common Stock reserved for issuance under the 1998 Plan; and

•	Registration Statement No. 333-121539, registering 3,750,000 shares of Common Stock reserved for issuance under the California Pizza Kitchen, Inc. 2004 Omnibus Incentive Compensation Plan.

On May 24, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with CPK Holdings Inc., a Delaware corporation (“Parent”), and CPK Merger Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). On July 7, 2011, pursuant to the Merger Agreement, Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a direct, wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding immediately prior to the effective time of the Merger (other than shares owned by Parent or Sub and shares of Common Stock held by stockholders who are entitled to and properly exercise appraisal rights under Delaware law) was automatically converted into the right to receive an amount in cash, without interest thereon and less any required withholding taxes, equal to $18.50 per share.

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Los Angeles, California, on the 12th day of July, 2011.

CALIFORNIA PIZZA KITCHEN, INC.

By:	/s/ Larry S. Flax
Larry S. Flax Co-Chief Executive Officer, Co-President and Director (Co-Principal Executive Officer)

By:	/s/ Richard L. Rosenfield

Richard L. Rosenfield Co-Chief Executive Officer, Co-President and Director (Co-Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by each of the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Larry S. Flax Larry S. Flax	Co-Chief Executive Officer, Co-President and Director (Co-Principal Executive Officer)	July 12, 2011

/s/ Richard L. Rosenfield Richard L. Rosenfield	Co-Chief Executive Officer, Co-President and Director (Co-Principal Executive Officer)	July 12, 2011

/s/ Susan M. Collyns Susan M. Collyns	Chief Financial Officer, Chief Operating Officer, Executive Vice President and Secretary (Principal Financial Officer)	July 12, 2011

/s/ Todd B. Slayton Todd B. Slayton	Chief Accounting Officer and Senior Vice President, Corporate Finance (Principal Accounting Officer)	July 12, 2011

/s/ Joshua Olshansky Joshua Olshansky	Vice President, Assistant Secretary and Director	July 12, 2011

/s/ Kenneth Diekroeger Kenneth Diekroeger	Director	July 12, 2011